UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 25, 2010
Cognex Corporation

(Exact Name of Registrant as Specified in Its Charter)
Massachusetts

(State or Other Jurisdiction of Incorporation)

000-17869	04-2713778

(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059

(Address of Principal Executive Offices)	(Zip Code)
(508) 650-3000

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 25, 2010, the Board of Directors of Cognex Corporation (the “Company”) elected Robert Willett, age 42, as President and Chief Operating Officer of the Company. Prior to such election, Mr. Willett was Executive Vice President and President of the Company’s Modular Vision Systems Division (MVSD), the largest operating division of the Company. Mr. Willett will continue to head MVSD. Prior to Mr. Willett’s election, Robert J. Shillman, Chairman and Chief Executive Officer of the Company, also held the office of President of the Company.
Prior to joining the Company in June 2008, Mr. Willett was previously Group Vice President of Business Development and Innovation for the Product Identification Business Group of Danaher Corporation (“Danaher”) from 2007 to 2008. Prior to that, from 2003 to 2007, Mr. Willett was President of Videojet Technologies, a large subsidiary of Danaher and a market leader in coding and marking products (“Videojet”). Mr. Willett joined Danaher after serving as CEO of Willett International Ltd., a global coding and marking company that he sold to Danaher in 2003, and which was merged into Videojet.
No changes were made to Mr. Willett’s base salary or target bonus amount in connection with his election as President and Chief Operating Officer; however, for fiscal year 2010, he will have the opportunity to earn 0-250% of his target bonus amount based on the achievement of specified performance goals, representing an increase from his bonus potential of 0-200% of his target bonus amount as was in effect prior to his promotion.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COGNEX CORPORATION
Dated: January 29, 2010	By:	/s/ Richard A. Morin
		Name:	Richard A. Morin
		Title:	Executive Vice President of Finance and Administration, and Chief Financial Officer